Exhibit 2.2

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “First Amendment”) is entered into as of September 20, 2021 (the “Effective Date”), by and among Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Parent”), Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and a direct, wholly-owned Subsidiary of Parent (“Amalgamation Sub”), and SES Holdings Pte. Ltd., Singapore private company limited by shares (the “Company” and together with Parent and Amalgamation Sub, the “Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of July 12, 2021 (as may be amended, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement in accordance with Section 10.12 thereof as more fully set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1.Amendments Regarding Conversion of Securities and Earn-Out.

(a)Section 2.6(b)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

“(ii) Each Company Restricted Share that is issued, outstanding and subject to restrictions (including vesting) immediately prior to the Effective Time shall automatically, without any action on the part of the holders thereof, be assumed by Parent and converted into an equivalent award of a number of shares of Delaware Parent Class A Common Stock equal to the product (rounded to the nearest whole number of shares) of (A) the total number of Company Ordinary Shares subject to such Company Restricted Share immediately prior to the Effective Time multiplied by (B) the Exchange Ratio (each such resulting share, a “Rollover Restricted Share”). Each Rollover Restricted Share shall be subject to the same terms and conditions as were applicable to such corresponding Company Restricted Share immediately prior to the Effective Time (including applicable vesting, expiration and forfeiture conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Rollover Restricted Shares.”

(b)Section 2.6(b)(iv) of the Agreement is hereby amended and restated in its entirety as follows:

“(f) Immediately following the Effective Time, Parent will grant to each Pre-Closing Optionholder and each Pre-Closing Restricted Shareholder such number of shares of restricted Delaware Parent Class A Common Stock (the “Closing Restricted Shares”) equal to such Pre-Closing Optionholder’s or Pre-Closing Restricted Shareholders’ Pro Rata Portion of the Aggregate Closing Restricted Shares. Each Closing Restricted Share will be subject to the vesting and forfeiture conditions specified in Section 2.11(b).”

(c)Section 2.11(a)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“(i) Following the Closing, upon the occurrence of a Triggering Event and as additional consideration in respect of Company Shares, within ten (10) Business Days after the occurrence of a Triggering Event, Parent shall deliver or cause to be delivered from the Earn-Out Shares in accordance with the Earn-Out Escrow Agreement to Persons who held Company Shares (other than Company Restricted Shares) immediately prior to the Effective Time (the “Company Earn-Out Shareholders”) their Pro Rata Portion of a one-time payment of the Earn-Out Shares; provided that, solely in the case of the Founder Group, any Earn-Out Shares so delivered to the Founder Group shall consist of shares of Delaware Parent Class B Common Stock.”

(d)Section 2.11(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b) Pre-Closing Optionholders and Pre-Closing Restricted Shareholders. The Aggregate Closing Restricted Shares shall be issued subject to the following vesting and forfeiture conditions:

(i)Subject to the forfeiture conditions set forth in Section 2.11(b)(ii) below, upon the occurrence of a Triggering Event, the Closing Restricted Shares held by each Pre-Closing Optionholder and Pre-Closing Restricted Shareholder shall vest immediately.

(ii)If a Pre-Closing Optionholder’s or Pre-Closing Restricted Shareholder’s employment or service with Parent (or any of its Subsidiaries) is terminated (for any reason) prior to the Closing Restricted Shares becoming vested pursuant to Section 2.11(b)(i), then such Pre-Closing Optionholder’s or Pre-Closing Restricted Shareholder’s rights to any Closing Restricted Shares shall be forfeited without consideration thereon upon termination of employment with Parent (or any of its Subsidiaries). Any such forfeited Closing Restricted Share shall be available for grant pursuant to the Employee Incentive Plan.

(iii)If a Triggering Event has not occurred by the expiration of the Earn-Out Period, then each Pre-Closing Optionholder’s or Pre-Closing Restricted Shareholder’s rights to any Closing Restricted Shares shall be forfeited automatically without consideration thereon. Any such forfeited Closing Restricted Share shall be available for grant pursuant to the Employee Incentive Plan.”

(e)Section 2.11(c) of the Agreement is hereby amended and restated in its entirety as follows:

“(c) If, during the Earn-Out Period, the outstanding shares of Delaware Parent Class A Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the Parent Target Trading Price will be appropriately and equitably adjusted to provide to the Company Earn-Out Shareholders, Pre-Closing Optionholders and Pre-Closing Restricted Shareholders the same economic effect as contemplated by this Section 2.11.”

(f)Schedule A of the Agreement is hereby amended by amending and restating the following definitions as follows:

“Aggregate Closing Restricted Shares” shall mean a number of shares of restricted Delaware Parent Class A Common Stock equal to 30,000,000 multiplied by a fraction equal to the percentage ownership in the Company represented by (i) the total number of shares that would be issued upon the exercise, on a cashless basis, of all Pre-Closing Optionholders’ Company Options (whether vested or unvested) immediately prior to the Closing, and (ii) the total number of Company Restricted Shares held by all Pre-Closing Restricted Shareholders immediately prior to the Closing.

“Company Restricted Share” shall mean each Company Ordinary Share that is subject to any vesting, forfeiture, repurchase or other lapse restriction pursuant to the Company Share Plans or otherwise (including any restricted share awards granted under the Company Share Plans after the date hereof and prior to the Closing with respect to which Company Ordinary Shares are not issued at grant, but which are issued upon vesting of the award).

“Earn-Out Shares” shall mean the aggregate number of shares of Delaware Parent Common Stock equal to (a) 30,000,000 minus (b) the number of Aggregate Closing Restricted Shares, which Earn-Out Shares shall consist of shares Delaware Parent Class A Common Stock (except with respect the Founder Group’s Pro Rata Portion which shall consist of shares of Delaware Parent Class B Common Stock).

“Pre-Closing Restricted Shareholders” means all Persons who hold one or more Company Restricted Shares immediately prior to the Effective Time.

“Pro Rata Portion” means, (i) with respect to each Company Shareholder (other than the holders of Dissenting Shares), a fraction, the numerator of which is the sum of the aggregate number of Company Shares held by such Company Shareholder immediately prior to the Effective Time, and the denominator of which is the aggregate number of Company Shares held by all Company Shareholders immediately prior to the Effective Time, and (ii) with respect to each Pre-Closing Optionholder and Pre-Closing Restricted Shareholder, a fraction, the numerator of which is the aggregate number of Company Shares underlying all Company Options (whether vested or unvested) held by such Pre-Closing Optionholder immediately prior to the Effective Time or the aggregate number of Company Restricted Shares held by such Pre-Closing Restricted Shareholder immediately prior to the Effective Time, as applicable, and the denominator of which is the sum of (x) the aggregate number of Company Shares underlying all Company Options held by all Pre-Closing Optionholders immediately prior to the Effective Time and (y) the aggregate number of Company Restricted Shares held by all Pre-Closing Restricted Shareholders immediately prior to the Effective Time.

2.Confirmation. Except as otherwise provided herein, the provisions of the Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this First Amendment.

3.Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. Section 10.7 and Section 10.8 of the Agreement are hereby incorporated by reference into this First Amendment, mutatis mutandis.

4.Headings. The descriptive headings contained in this First Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this First Amendment.

5.Counterparts. This First Amendment may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed as of the Effective Date.

IVANHOE CAPITAL ACQUISITION CORP.

By:	/s/ Robert Friedland
	Name:	Robert Friedland
	Title:	CEO

Signature Page to First Amendment to Business Combination Agreement

WORMHOLE MERGER SUB PTE. LTD.

By:	/s/ Silvana P Hleap
	Name:	Silvana P Hleap
	Title:	Director

Signature Page to First Amendment to Business Combination Agreement

SES HOLDINGS PTE. LTD.

By:	/s/ Qichao Hu
	Name:	Qichao Hu
	Title:	Founder and CEO

Signature Page to First Amendment to Business Combination Agreement